Exhibit 99.1

News Release

Ameriprise Financial Reports First Quarter 2007 Results

Net income per diluted share increases 19 percent to $0.68 for the quarter, including $0.22 of non-recurring separation costs

Adjusted earnings per diluted share increases 20 percent to $0.90

MINNEAPOLIS – April 24, 2007 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $165 million for the quarter ended March 31, 2007, an increase of 14 percent from net income of $145 million for the year-ago quarter. Adjusted earnings(1) increased 16 percent to $220 million in the first quarter of 2007 compared to the first quarter of 2006. Adjusted earnings exclude after-tax non-recurring separation costs.

Net income per diluted share for the first quarter of 2007 was $0.68, an increase of 19 percent from the prior year period. Adjusted earnings per diluted share for the first quarter of 2007 were $0.90, an increase of 20 percent from the year ago period. Increased profitability was driven by a continued strategic shift to less capital-intensive, fee-based products and greater advisor productivity, partially offset by declines in spread income. Per share profitability was further enhanced by an active share repurchase program. The weighted average diluted share count for the first quarter of 2007 was 244.1 million, down from 253.5 million for the first quarter of 2006.

Revenues grew 6 percent to $2.1 billion in the first quarter of 2007, primarily reflecting 11 percent growth in management fees and 14 percent growth in distribution fees. Growth was partially offset by continued declines in net investment income, primarily as a result of lower balances in annuity fixed accounts and certificates and lower owned hedge fund investments, as well as the impact of the Company’s sale of its defined contribution recordkeeping business in the second quarter of 2006.

Return on equity for the 12 months ended March 31, 2007 was 8.6 percent, including separation costs. Adjusted return on equity increased to 12.2 percent from 10.4 percent for the 12 months ended March 31, 2006.

During the quarter, the Company repurchased 5.9 million shares of its common stock for approximately $352 million, announced an additional $1 billion share repurchase program and increased its quarterly dividend to $0.15 from $0.11 per share.

“The results we reported today clearly demonstrate that the company continues to deliver strong performance,” said Jim Cracchiolo, chairman and chief executive officer. “We exceeded our goal for adjusted earnings growth for the fifth consecutive quarter. These strong operating results, combined with our active share repurchase program, drove adjusted return on equity into our targeted range ahead of schedule.

(1)              See reconciliations throughout the release and definitions in the First Quarter 2007 Quarterly Statistical Supplement available on the Company’s website at ir.ameriprise.com.

“I am particularly pleased with our underlying business momentum. Our advisor force is driving strong productivity gains as we enhance distribution profitability, and we are seeing improvements in overall fee-based asset flows.”

First Quarter 2007 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of the Company’s ongoing operations. The adjusted financial measures exclude non-recurring separation costs from all periods. This presentation is consistent with the non-GAAP financial information presented in the Company’s Annual Report on Form 10-K for year-end 2006, filed on February 27, 2007 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
First Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2007	2006	Change	2007	2006	Change

Net income	$165	$145	14%	$0.68	$0.57	19%
Add: Separation costs, after-tax	55	44	25	0.22	0.18	22

Adjusted earnings, after-tax	$220	$189	16%	$0.90	$0.75	20%

First Quarter 2007 Consolidated Operating Highlights

•                  Mass affluent and affluent client groups increased 8 percent from the year-ago period, with high rates of financial planning penetration for newly acquired clients in this core group.

•                  Strong productivity gains and continued high levels of advisor retention were reflected in 18 percent growth in Gross Dealer Concession (GDC) from the year ago period.

•                  The branded advisor count was flat. Franchisee advisors grew 2 percent from the year-ago period and employee advisors declined 3 percent as a result of the Company’s reengineering efforts to improve productivity and distribution economics.

•                  Owned, managed and administered assets were $474 billion at March 31, 2007, up 10 percent from the prior year period when adjusted for the sale of the defined contribution recordkeeping business, which resulted in the transfer of $17 billion in administered assets. Excluding the adjustment for the sale, growth was 6 percent.

•                  Overall product flows in the quarter were strong including net inflows of $3.0 billion in wrap accounts, $1.4 billion in annuity variable accounts and $0.7 billion in RiverSource institutional funds, offset by net outflows of $1.1 billion in annuity fixed accounts. RiverSource retail funds had net outflows of $0.8 billion, which included $0.3 billion of 401(k) assets. The $0.8 billion in RiverSource retail fund net outflows in the quarter compares to $2.1 billion in net outflows for the same period last year, an improvement of more than 60 percent.

•                  The Company continued to introduce innovative, goal-based solutions with the launch of Active PortfoliosSM, a series of discretionary managed accounts that further enhances the Company’s leadership in mutual fund wrap products.

•                  Life insurance in-force increased 8 percent year-over-year to $177 billion.

•                  Management continues to focus on optimizing the Company’s operating platforms and capital. The Company continues to reinvest in the business by applying targeted reengineering savings. Separation activities remain on budget and on plan. The Company is actively redeploying excess capital.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended March 31,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Management, financial advice and service fees	$791	$710	11%
Distribution fees	344	301	14
Net investment income	518	574	(10)
Premiums	236	220	7
Other revenues	174	144	21
Total revenues	2,063	1,949	6

Expenses
Compensation and benefits:
Field	486	423	15
Non-field	356	316	13
Total compensation and benefits	842	739	14
Interest credited to account values	287	324	(11)
Benefits, claims, losses and settlement expenses	219	227	(4)
Amortization of deferred acquisition costs	134	128	5
Interest and debt expense	32	23	39
Other expenses	248	250	(1)
Total expenses before separation costs	1,762	1,691	4
Income before income tax provision and separation costs(1)	301	258	17
Income tax provision before tax benefit attributable to separation costs(1)	81	69	17
Income before separation costs(1)	220	189	16

Separation costs, after-tax(1)	55	44	25

Net income	$165	$145	14%

Weighted average common shares outstanding:
Basic	240.7	252.3
Diluted	244.1	253.5

(1)        For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

First Quarter 2007 Consolidated Results

Net income grew 14 percent to $165 million. Adjusted earnings grew 16 percent to $220 million, with adjusted pretax income up 17 percent compared to the year-ago quarter.

Results were positively impacted by the Company’s efforts to gather assets and grow revenues from less capital-intensive, fee-based products, reflected in strong net inflows in wrap accounts and variable annuities, and improved margins in the Protection segment. Market appreciation also favorably impacted results.

These positives were partially offset by the impact of lower spread income in the annuity and certificate businesses within the Asset Accumulation and Income (AA&I) segment.

Revenues

Consolidated revenues rose 6 percent to $2.1 billion. Adjusting for the $16 million impact from the sale of the defined contribution recordkeeping business, revenues rose 7 percent. Growth reflected continued strong net inflows in wrap accounts and annuity variable accounts, increased sales of direct investments and market appreciation. These positives were partially offset by lower net investment income due to declining annuity fixed account and certificate balances and lower owned hedge fund investments.

Management, financial advice and service fees grew 11 percent, or $81 million, to $791 million. The growth was driven by 28 percent growth in wrap assets and 27 percent growth in annuity variable account assets.

Distribution fees grew 14 percent, or $43 million, to $344 million. Underlying business activity was strong, with total cash sales up 13 percent. Fee growth primarily resulted from an increase in sales of direct investments and higher brokerage asset balances.

Net investment income declined 10 percent, or $56 million, to $518 million. Overall, this decrease reflected the ongoing trend of declining annuity fixed account and certificate balances as clients are choosing other products in the current interest rate environment. In addition, investment income from owned hedge fund investments declined $26 million from the prior year period, primarily due to the planned liquidation of externally managed hedge funds. This decrease was partially offset by $9 million in net realized investment gains during the first quarter of 2007 compared to $4 million for the first quarter of 2006.

Premiums grew 7 percent, or $16 million, to $236 million, primarily driven by an increase in policy counts in Auto and Home.

Other revenues grew 21 percent, or $30 million, to $174 million, primarily due to growth in variable annuity rider and cost of insurance fees for variable universal life / universal life (VUL/UL) insurance and higher other revenues on certain consolidated limited partnerships.

Expenses

Compensation and benefits – Field increased 15 percent, or $63 million, to $486 million, primarily as a result of overall business growth as reflected by the 18 percent growth in GDC.

Compensation and benefits – Non-field increased 13 percent, or $40 million, to $356 million. This reflected a $20 million increase in compensation and benefits for technology services included in the “Other expenses” line in the first quarter of 2006, a $16 million increase primarily related to the Threadneedle equity participation plan from recognizing the full year fair value adjustment in the first quarter of 2007, as well as the impact of company-wide annual merit increases. During the first quarter of 2006, the Company incurred compensation and benefits expenses related to the defined contribution recordkeeping business.

Interest credited to account values declined 11 percent, or $37 million, to $287 million, primarily reflecting continued declines in annuity fixed account and certificate balances.

Benefits, claims, losses and settlement expenses declined 4 percent, or $8 million, to $219 million, due to a $12 million net increase in disability income insurance reserves, which was more than offset by decreases in RiverSource variable annuity benefit reserves and continuing favorable loss development in property casualty lines.

Amortization of deferred acquisition cost (DAC) expenses increased 5 percent, or $6 million, to $134 million. The increase reflected volume-driven increases in variable annuity DAC amortization and the favorable impact of equity market appreciation recorded in the first quarter of 2006.

Interest and debt expense increased 39 percent, or $9 million, to $32 million, reflecting costs associated with the issuance of $500 million of junior subordinated notes (hybrid securities) in May 2006.

Other expenses were essentially unchanged at $248 million, reflecting the shift of technology services to employee-related costs, offset by investments in compliance and other legal and regulatory costs, as well as increased other expenses on certain consolidated limited partnerships. Results for the first quarter of 2006 included costs related to the defined contribution recordkeeping business.

Separation costs incurred in the quarter were $85 million, the largest component of which related to reestablishing the Company’s technology infrastructure. Since the announcement of the spin off, the Company has incurred $739 million in non-recurring separation costs.

Taxes

The effective tax rate on net income was 23.6 percent for the quarter, down from 24.0 percent in the prior year period. The effective tax rate on adjusted earnings was 26.9 percent, up from 26.7 percent from the first quarter of 2006.

Balance Sheet and Capital

During the first quarter of 2007, the Company repurchased 5.9 million shares for approximately $352 million. Over the past five quarters, the Company repurchased 16.6 million shares for $823 million. The quarter-end basic share count was 238.5 million and the ending diluted share count was 241.6 million. The average diluted share count for the quarter was 244.1 million.

Effective January 1, 2007, the Company adopted two accounting standards resulting in a combined cumulative accounting adjustment that decreased retained earnings by $138 million. The adoption of the American Institute of Certified Public Accountants Statement of Position 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts,” decreased retained earnings by $134 million; and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” decreased retained earnings by $4 million.

Shareholders’ equity as of March 31, 2007 was $7.7 billion, an increase of $390 million compared to March 31, 2006, as strong operating performance and an increase in accumulated other comprehensive income were offset by share repurchases. Book value per outstanding share was $32.60 as of March 31, 2007.

The Company remains committed to maintaining the safety and soundness of its balance sheet, continuing to maintain substantial liquidity and a high quality investment portfolio, and continuing to manage and mitigate risk exposures.

•                  Cash and cash equivalents were more than $2.4 billion.

•                  The quality of the Available-for-Sale fixed income investment portfolio, representing approximately 30 percent of balance sheet assets, remained high.

•                  The percentage of below investment grade assets declined to 6 percent.

•                  Residential mortgage backed bond portfolio remains very high quality and low risk:

•                  Interest rate risk and prepayment risk is limited, with a short duration of 2.3 years and favorable convexity of -0.9.

•                  Credit risk is limited with 96 percent rated AAA and 4 percent rated AA.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio declined to $0.2 billion at quarter end, primarily due to changes in interest rates.

•                  The debt to capital ratio as of March 31, 2007 was 22.3 percent. The debt to capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 16.7 percent. For the first quarter of 2007, the ratio of earnings to fixed charges was 6.4 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 7.0 times.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended March 31,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Asset Accumulation & Income	$1,497	$1,422	5%
Protection	500	473	6
Corporate and Other and Eliminations	66	54	22
Total revenues	2,063	1,949	6

Income (loss)
Asset Accumulation & Income	232	228	2
Protection	101	74	36
Corporate and Other and Eliminations	(117)	(111)	(5)
Income before income tax provision	216	191	13
Pretax separation expenses	85	67	27
Income before income tax provision and separation costs	$301	$258	17%

First Quarter 2007 Segment Results

The AA&I segment represented 73 percent of consolidated revenues and 77 percent of adjusted earnings. Revenues grew 5 percent, or $75 million, to $1.5 billion. The impact of the sale of the defined contribution recordkeeping business lowered revenue growth by 1 percent. Growth in management and distribution fee revenues, reflecting strong wrap and variable annuity inflows, was partially offset by declining net investment income from lower annuity fixed account and certificate balances, as well as the impact of the sale of the defined contribution recordkeeping business. Pretax income in this segment grew 2 percent, or $4 million, as increased expenses reflected a $16 million increase related to the Threadneedle equity participation plan from recognizing the full year fair value adjustment in the first quarter of 2007.

The Protection segment represented 24 percent of consolidated revenues and 34 percent of adjusted earnings. Revenues grew 6 percent, or $27 million, to $500 million, primarily reflecting Auto and Home premium growth and increased revenues from the VUL/UL business. Pretax income in this segment grew 36 percent, or $27 million, as operating and benefits expenses remained flat. Overall favorable benefits expenses were offset by an unfavorable $12 million adjustment in reserves for disability income insurance claims. This $12 million unfavorable adjustment was the net of a $24 million increase in reserves from revising certain valuation calculations and a $12 million benefit reflecting recent claims experience.

The Corporate segment revenue growth of 22 percent, or $12 million, primarily reflected increased financial planning fees. The pretax loss in this segment increased $6 million to $117 million, primarily reflecting an $18 million increase in pretax separation costs and $11 million in severance charges recorded in the prior year period. The adjusted pretax loss in this segment, excluding separation costs, decreased $12 million to $32 million.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. The Company’s financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The Company specializes in meeting the retirement-related financial needs of the mass affluent and affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit ameriprise.com.

RiverSource® mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc., Members NASD, and managed by RiverSource Investments, LLC.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member NASD.

Ameriprise Financial Services, Inc. offers financial advisory services, investments, insurance and annuity products. RiverSource Insurance and Annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The Company has made various forward-looking statements in this news release. Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to the asset flows, mass affluent and affluent client acquisition strategy, the establishment of the Company’s new brands and competitive environment;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the interest rate and equity market environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance and consumer acceptance of the Company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  the Company’s capital structure as a stand-alone company, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  risks of default by issuers of investments the Company owns or by counterparties to derivative or reinsurance arrangements;

•                  experience deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products;

•                  the impact of the separation from American Express;

•                  the impacts of the Company's efforts to improve distribution economics and to grow third-party distribution of its products, and the ability to establish the Company’s new brands; and

•                  general economic and political factors, including consumer confidence in the economy.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that the Company is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk

Factors” discussion included as Part 1, Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the First Quarter 2007 Statistical Supplement available at ir.ameriprise.com.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Mary Baranowski	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
212.437.8624	612.678.5881
mary.baranowski@ampf.com	benjamin.j.pratt@ampf.com

Additional Tables

Reconciliation Tables:

•                  Selected Adjusted Consolidated Income Data to GAAP – Three Months Ended March 31, 2007

•                  Selected Adjusted Consolidated Income Data to GAAP – Three Months Ended March 31, 2006

•                  Return on Equity – Twelve months ended March 31, 2007

•                  Return on Equity – Twelve months ended March 31, 2006

•                  Impact of the Sale of the Defined Contribution Recordkeeping Business on Revenue Growth

•                  Ratio of Earnings to Fixed Charges

•                  Debt to Total Capital at March 31, 2007

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended March 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,063	$—	$2,063	Total revenues

Total expenses before separation costs	1,762	85	1,847	Total expenses

Income before income tax provision and separation costs	301	(85)	216	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	81	(30)	51	Income tax provision

Income before separation costs	220

Separation costs, after-tax(1)	55

Net Income (GAAP measure)	$165		$165	Net Income

(1)   For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended March 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,949	$—	$1,949	Total revenues

Total expenses before separation costs	1,691	67	1,758	Total expenses

Income before income tax provision and separation costs	258	(67)	191	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	69	(23)	46	Income tax provision

Income before separation costs	189

Separation costs, after-tax(1)	44

Net Income (GAAP measure)	$145		$145	Net Income

(1)    For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended March 31, 2007

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$651	$246	$897

Equity	$7,597	$(215)	$7,382

Return on Equity	8.6%		12.2%

(1)     Adjusted return on equity calculated using adjusted earnings (income excluding non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Both return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended March 31, 2006

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$528	$192	$720

Equity	$7,156	$(235)	$6,921

Return on Equity	7.4%		10.4%

(1)     Adjusted return on equity is calculated using adjusted earnings (income before discontinued operations excluding non-recurring separation costs and AMEX Assurance) in the numerator, and equity excluding both the assets and liabilities of discontinued operations and equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Both return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.
Reconciliation Table:  Impact of the Sale of the Defined Contribution Recordkeeping
Business on Revenue Growth

	Quarter Ended March 31,		%
(in millions, unaudited)	2007	2006	Change

Total consolidated revenues	$2,063	$1,949	6%
Less: Revenues attributable to the defined contribution recordkeeping business	—	16
Total consolidated revenues excluding the defined contribution recordkeeping business	$2,063	$1,933	7%

Total Asset Accumulation & Income revenues	$1,497	$1,422	5%
Less: Revenues attributable to the defined contribution recordkeeping business	—	16
Total Asset Accumulation & Income revenues excluding the defined contribution recordkeeping business	$1,497	$1,406	6%

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2007
	(in millions, unaudited)

Ratio of Earnings to Fixed Charges(1)
Earnings	$256
Fixed charges	$40
Ratio of earnings to fixed charges	6.4	x

Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$256
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(4)

Total earnings	$252

Fixed charges	$40
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(4)
Total fixed charges	$36
Ratio of earnings to fixed charges without interest expense on non-recourse debt	7.0	x

(1)     Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a Collateralized Debt Obligation consolidated in accordance with FIN 46(R).

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

March 31, 2007

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,225	$225	$2,000	$375	$1,625

Capital	$9,956	$225	$9,731		$9,731

Debt to Capital	22.3%		20.6%		16.7%

(1)     The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

© 2007 Ameriprise Financial, Inc. All rights reserved.